Exhibit 99.1

FLUIDIGM REPORTS STRONG Q4 AND FULL YEAR 2012

Q4 Product Revenue Up 25%; Full Year Product Revenue Up 27%

SOUTH SAN FRANCISCO, Calif. – Feb. 12, 2013 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the fourth quarter and full year ended December 31, 2012.

Product revenue for the fourth quarter of 2012 was $15.4 million, an increase of 25% from $12.3 million in the fourth quarter of 2011. Product margin was 72% in the fourth quarter of 2012, up from 67% in the fourth quarter of 2011 and in-line with 72% in the third quarter of 2012. Total revenue for the fourth quarter of 2012 was $15.7 million, an increase of 21% from $13.0 million in the fourth quarter of 2011. Net loss for the fourth quarter of 2012 was $3.6 million, compared to a net loss of $3.5 million in the fourth quarter of 2011. Non-GAAP net loss for the fourth quarter of 2012 was $2.1 million, compared with $1.9 million non-GAAP net loss for the fourth quarter of 2011 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

For the full year, product revenue increased by 27% to $51.5 million, compared to $40.6 million in 2011. Total revenue increased for the full year by 22% to $52.3 million, compared to $42.9 million in 2011. Full year net loss was $19.0 million compared to a net loss of $22.5 million in 2011. Non-GAAP net loss for the full year 2012 was $12.7 million, compared to a non-GAAP net loss of $11.6 million in 2011 (see accompanying table for reconciliation of GAAP and non-GAAP measures).

“In the quarter, we experienced significant momentum in the single-cell genomics market. The availability of the C1™ Single-Cell Auto Prep System is catalyzing new areas of biological exploration by simplifying the handling and sample preparation of individual cells — a major roadblock to routine single-cell analysis. Since the C1 launch through year end, we sold 36 C1 systems and expect interest to continue to build in 2013 as we expand our menu of single-cell applications. In addition, approximately 60% of our BioMark™ HD system sales in the quarter were motivated by single-cell research,” said Gajus Worthington, Fluidigm President and Chief Executive Officer.

“We are also seeing healthy demand from our production genomics customers who utilize our technology for high-throughput repeat testing applications, both in the human and agricultural genomics markets. Analytical systems (BioMark HD and EP1™) sales rebounded from the previous quarter and grew approximately 50% sequentially, driven by single-cell applications. Furthermore, Access Array™ system placements grew sequentially, driven by clinical laboratory applications such as HLA typing,” continued Worthington.

Financial Highlights and Analysis

•	Fluidigm ended the year with approximately $84 million in cash, cash equivalents, and investments.

•	Fluidigm’s instrument installed base was approximately 670 units at year-end.

•	Analytical systems (BioMark, BioMark HD, and EP1) represented approximately 65% of the installed base and preparatory systems (Access Array and C1) represented the remainder.

•	Approximately 60% of the BioMark HD system sales during the quarter were motivated by single-cell research.

•	Instrument revenue grew 30% year-on-year in the quarter and 16% for the full year 2012, driven primarily by strong market uptake of the C1 system.

•	Consumables pull-through was within its historical range of $40,000 – $50,000 per instrument/year for analytical systems, and $10,000 – $15,000 per instrument/year for preparatory systems.

•	Consumables revenue grew 17% year-on-year in the quarter and 45% for the full year 2012.

•	Geographic revenue as a percent of total product revenue in the fourth quarter of 2012 was as follows: United States – 48%; Europe – 32%; Asia-Pacific – 12%; Japan – 7%; and Other – 1%.

Business Highlights Since Fluidigm’s Last Earnings Release

•	Completed an oversubscribed C1 Single-Cell Auto Prep System Early Access Program.

•	Introduced the mRNA sequencing application on the C1 Single-Cell Auto Prep System, expanding the C1 system addressable opportunity to include next-generation sequencing customers.

•

In partnership with the Genome Institute of Singapore, established the Single-Cell ‘Omics Center — the first research center in Asia exclusively dedicated to accelerating the understanding of how individual cells work, and how diagnosis and treatment might be enhanced through insight derived from single cells.

•

Placements of Access Array systems for sequencing sample preparation grew sequentially in the quarter driven by broadening adoption by clinical laboratory customers globally, representing over half of system placements in the quarter.

•	The C1 Single-Cell Auto Prep System won a 2012 GOOD DESIGN™ Award from the Chicago Athenaeum: Museum of Architecture and Design and The European Centre for Architecture Art Design and Urban Studies.

Financial Outlook

The Company is projecting 2013 total revenue growth guidance to be 22%-26% over 2012. Historically, Fluidigm’s product revenues have tended to be lowest in the first quarter of the year and highest in the fourth quarter of the year. We expect the trend to continue in 2013.

Conference Call Information

Fluidigm will host a conference call today, February 12, 2013 at 5:30 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its fourth quarter and 2012 full year financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 5:15 p.m. Eastern Time on February 12, 2013. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 90773935. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year of 2012 and 2011. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the launch and impact of new products, anticipated interest in the C1 system in 2013, expansion of our menu of single-cell applications, growth of the single-cell genomics market and other market trends, current estimates of 2013 total revenue growth, and trends regarding quarterly product revenues in 2013. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products, our ability to successfully launch new products and applications, competition, our sales, marketing and distribution capabilities, our planned sales, marketing, and research and development activities, reduction in research and development spending or changes in budget priorities by customers, interruptions or delays in the supply of components or materials for our products, seasonal variations in customer operations, unanticipated increases in costs or expenses and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting our business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings with the Securities and Exchange Commission. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures and markets microfluidic systems for growth markets in the life science and agricultural biotechnology, or Ag-Bio, industries. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including integrated fluidic circuits (IFCs), assays and other reagents. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm actively markets four microfluidic systems, including thirteen different commercial IFCs, to leading academic institutions, diagnostic laboratories, and pharmaceutical, biotechnology and Ag-Bio companies. Fluidigm products are marketed for Research Use Only. Not for diagnostic procedures.

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, C1, BioMark, EP1, and Access Array are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Un Kwon-Casado, CFA

VP, Corporate Development

650-266-6035 (Office)

un.kwon-casado@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended
	2012	2011	2012	2011 (1)
Revenue:
Instruments	$9,606	$7,362	$29,152	$25,190
Consumables	5,756	4,928	22,336	15,391

Product revenue	15,362	12,290	51,488	40,581
License, collaboration, and grant revenue	297	706	846	2,284

Total revenue	15,659	12,996	52,334	42,865
Costs and expenses:
Cost of product revenue	4,335	4,007	15,325	13,191
Research and development	4,265	4,001	16,602	13,936
Selling, general and administrative	10,552	7,967	38,478	31,304
Litigation settlement	—	—	—	3,000

Total costs and expenses	19,152	15,975	70,405	61,431

Loss from operations	(3,493)	(2,979)	(18,071)	(18,566)
Interest expense	(12)	(390)	(628)	(3,101)
Other expense, net	(62)	(52)	(189)	(637)

Loss before income taxes	(3,567)	(3,421)	(18,888)	(22,304)
Provision for income taxes	(35)	(36)	(136)	(166)

Net loss	(3,602)	(3,457)	(19,024)	(22,470)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	(9,900)

Net loss attributed to common stockholders	$(3,602)	$(3,457)	$(19,024)	$(32,370)

Net loss per share attributed to common stockholders, basic and diluted	$(0.14)	$(0.17)	$(0.86)	$(1.81)

Shares used in computing net loss per share attributed to common stockholders, basic and diluted	25,028	20,274	22,136	17,847

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2012	December 31, 2011 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,649	$13,553
Short-term investments	21,362	39,914
Accounts receivable, net	12,900	9,253
Inventories	7,169	5,970
Prepaid expenses and other current assets	1,131	1,343

Total current assets	101,211	70,033
Long-term investments	3,666	1,500
Property and equipment, net	4,974	3,256
Other non-current assets	3,881	4,537

Total assets	$113,732	$79,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,555	$4,010
Accrued compensation and related benefits	2,877	2,442
Other accrued liabilities	4,279	2,787
Deferred revenue, current portion	1,886	2,011
Long-term debt, current portion	—	8,921

Total current liabilities	11,597	20,171
Long-term debt, net of current portion	—	1,217
Other non-current liabilities	1,478	1,041

Total liabilities	13,075	22,429
Total stockholders’ equity	100,657	56,897

Total liabilities and stockholders’ equity	$113,732	$79,326

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	2012	2011 (1)
Operating Activities
Net loss	$(19,024)	$(22,470)
Depreciation and amortization	1,482	1,062
Stock-based compensation expense	4,088	2,799
Write-off of debt discount upon note repayment	—	1,157
Other non-cash items, net	78	900
Changes in assets and liabilities, net	(4,102)	(990)

Net cash used in operating activities	(17,478)	(17,542)
Investing Activities
Purchases of investments	(35,385)	(71,379)
Proceeds from sales and maturities of investments	51,770	29,966
Purchases of property and equipment	(2,384)	(1,676)
Other investing activities	—	(2,021)

Net cash provided by (used in) investing activities	14,001	(45,110)
Financing Activities
Proceeds from issuance of common stock, net of issuance costs	56,008	76,946
Proceeds from exercise of stock options	2,703	1,288
Repayment of long-term debt	(10,190)	(4,742)
Proceeds from line of credit	1,875	—
Repayment of line of credit	(1,875)	(3,125)

Net cash provided by financing activities	48,521	70,367
Effect of foreign exchange rate fluctuations on cash and cash equivalents	52	115

Net increase in cash and cash equivalents	45,096	7,830
Cash and cash equivalents at beginning of period	13,553	5,723

Cash and cash equivalents at end of period	$58,649	$13,553

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (1)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended
	2012	2011	2012	2011
Net loss attributed to common stockholders (GAAP)	$(3,602)	$(3,457)	$(19,024)	$(32,370)
Deemed dividend related to the change in conversion rate of Series E convertible preferred stock	—	—	—	9,900
Stock-based compensation expense	1,041	805	4,088	2,799
Depreciation and amortization	435	334	1,534	1,245
Interest expense	12	390	628	3,101
Loss on disposal of property and equipment	—	—	26	—
Change in the fair value of convertible preferred stock warrants and related expense, net	—	—	—	718
Litigation settlement	—	—	—	3,000

Net loss (Non-GAAP)	$(2,114)	$(1,928)	$(12,748)	$(11,607)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	25,028	20,274	22,136	17,847

Net loss per share - basic and diluted (GAAP)	$(0.14)	$(0.17)	$(0.86)	$(1.81)

Net loss per share - basic and diluted (Non-GAAP)	$(0.08)	$(0.10)	$(0.58)	$(0.65)

(1)	The Company reports non-GAAP results which exclude stock-based compensation expense, depreciation of property and equipment, amortization of long-term debt discount, interest expense related to long-term debt and write-off of debt discount upon note repayment, remeasurement adjustment for convertible preferred stock warrant fair value, net of gain from extinguishment of convertible preferred stock warrants and litigation settlement.